Exhibit 99.1

                Actuate Reports Second Quarter Financial Results


    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--July 25,
2006--Actuate Corporation (NASDAQ:ACTU):

    --  Year-over-year Quarterly License Revenue Growth of 27%

    --  Year-over-year Quarterly Total Revenue Growth of 23%

    --  Year-over-year Quarterly Non-GAAP Net Income Growth of 15%

    Actuate Corporation (NASDAQ:ACTU), the world leader in Enterprise Reporting and Performance Management Applications, today announced its financial results for its fiscal second quarter ended June 30, 2006.
    Revenues for the second quarter of 2006 were $31.7 million, a 23% increase compared with the second quarter of 2005. License revenues for the second quarter of 2006 were $11.2 million, a 27% increase from the year-ago quarter. Services revenues for the second quarter of 2006 were $20.5 million, a 21% increase compared with the second quarter of 2005.
    Net income for the second quarter of 2006, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $1.6 million, or $0.02 per diluted share, compared with net income of $3.5 million or $0.06 per diluted share in the second quarter of 2005. Second quarter 2006 results included a $1.6 million, non-tax deductible charge related to FAS 123R, which requires that stock-based compensation expense be included in GAAP results.
    Non-GAAP operating margin for the second quarter of 2006 was 14% compared with a non-GAAP operating margin of 16% for the second quarter of 2005. Non-GAAP net income for the second quarter of 2006 was $3.3 million, or $0.05 per diluted share, compared with non-GAAP net income of $2.8 million, or $0.04 per diluted share in the second quarter of 2005.
    For the first six months of 2006, revenues totaled $61.5 million, an increase of 22% compared with the first six months of 2005. Non-GAAP diluted net income per share for the first half of 2006 totaled $0.08, an increase of $0.02 or 33% compared with the same period in 2005.
    Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) in-process R&D charges resulting from the company's acquisition transactions; c) restructuring charges; d) legal costs related to our litigation with MicroStrategy, Inc., which has since been resolved; e) adjustment to the income tax provision; f) stock-based compensation expense; and g) an asset impairment charge. All of these expenses are included in Actuate's GAAP results. The income tax rate used to compute the second quarter 2006 non-GAAP net income was 30%. The income tax rate used to compute non-GAAP net income for the second quarter 2005 was 37.5%.
    Cash, cash equivalents and short-term investments at June 30, 2006 totaled $45.1 million, an increase of $2.9 million from March 31, 2006. This amount is net of a $1.0 million cash outlay in furtherance of Actuate's ongoing open-market share repurchase program.
    "Actuate's accelerating license revenues are a direct result of our leadership position in the market for high-performance enterprise reporting applications," said Pete Cittadini, Actuate's president and CEO. "Our Customer Interaction solutions enable our customers to rapidly build and deploy applications that drive customer satisfaction, retention and loyalty, while our Financial Management and Performance Management solutions improve decision-making, enhance transparency and drive strategy enterprise-wide.
    "As the market leader in enterprise reporting, we uniquely understand our customers' need for efficient and flexible Business Intelligence processes that allow users and IT to more closely collaborate during the report development process. This functionality, available for the first time in the upcoming release of Actuate 9, has been lauded by a number of industry analysts for applying an innovative open source strategy to Business Intelligence processes within the enterprise. As always, we are excited to be able to offer our customers leading-edge technology and services to help meet their most significant business process challenges.

    Second Quarter Financial Highlights

    --  Grew license revenues by 27% compared with Q2 2005;

    --  Grew total revenues by 23% compared with Q2 2005;

    --  Generated $2.6 million in cash flow from operations;

    -- Increased deferred revenue by 26% from Q2 2005 to $35.2 million;

    --  Repurchased 249,000 shares at a total cost of approximately
        $1.0 million.

    Second Quarter Customer Highlights

    During the second quarter, Actuate received significant new and repeat business from, among others, British Telecom, Capital Group, Citigroup, Computer Associates, Florida A&M University, Lincoln Financial Group, MetLife, NASA, Nationwide, Odyssey Investment Management, Powersolv, Questra, Scottish & Southern Energy, Sensata, Starwood Hotels & Resorts, T-Systems, Tufts Health Plan, Unilever, U.S. Department of the Army, U.S. Department of the Navy and U.S. Department of the Treasury.

    Second Quarter Business Highlights

    --  Released the beta version of Actuate 9, an Enterprise
        Reporting Application platform based on the world's first
        Collaborative Reporting Architecture that allows organizations to apply both the technology and principles of open source to Business Intelligence processes;

    -- Joined IBM's "ISV Advantage for Industries" Initiative, a program designed to provide independent software vendors
        (ISVs) with technical and marketing support to help meet the specific needs of the financial services industry;

    --  Exceeded 115,000 downloads of BIRT and Actuate BIRT during Q2
        2006;

    -- Shipped Eclipse BIRT 2.1 as part of the Eclipse Callisto release that included 10 projects, one of the largest multi-project releases undertaken by an open source community;

    -- Announced that Actuate now offers training classes in Hyderabad, India and training at customers' and partners' sites all over India and a new online, self-paced education offering entitled "e-Report Designer Fundamentals";

    -- Announced deployment of Performancesoft Views at Eckerd Youth Alternatives, Tenet Healthcare Corporation and Dubai
        Municipality as well as an alliance with PPM 2000, a leading developer of Incident, Investigation and Case Management software.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, July 25, 2006 to further discuss these results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome and will be available as an archived replay at the same location until approximately August 8, 2006.

    Discussion of Non-GAAP Financial Measures

    This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). We further consider various components of non-GAAP net income (loss) such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income (loss) is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income
(loss) consists of net income (loss) excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results. Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance.
    Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income (loss) because we consider it an important supplemental measure of our performance.
    Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:
    a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) in-process R&D charges resulting from the company's acquisition transactions; c) restructuring charges; d) legal costs related to our litigation with MicroStrategy, Inc., which has since been resolved; e) adjustment to the income tax provision; f) stock-based compensation expense and g) an asset impairment charge.
    The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.
    The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

    1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

    2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

    3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

    4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

    Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

    a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income (loss) tends to diminish over time following an acquisition;

    b) Merger and acquisition charges are in-process R&D charges which are excluded because they often vary significantly in size and amount, and are disregarded when acquisition decisions are made;

    c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

    d) Certain legal costs were incurred in the successful defense of the Company from trade secret litigation brought by a competitor, MicroStrategy, Inc. These costs are excluded because the origin of this litigation was outside the Company's control, the litigation was outside the normal course and scope of the Company's ongoing legal operations and the size and timing of the legal costs were dependent on the particular stage of litigation at any given time.

    e) Income tax expense (benefit) is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

    f) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

    g) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

    In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
    As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

    -- The company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.

    -- The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The company's income tax expense (benefit) will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

    Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is also available in the investor relations section of the Company's web site at www.actuate.com. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

    About Actuate Corporation

    Actuate Corporation is the world leader in Enterprise Reporting and Performance Management Applications that empower 100% of users to achieve breakthrough corporate performance. Actuate provides the most scalable, reliable, flexible and high-performing reporting capabilities for every application in the enterprise. Customers use Actuate to deliver information in context to users inside and outside the firewall as Performance Management and Customer Self-Service applications, managed spreadsheet applications and Java reporting applications.
    Actuate has over 3,500 customers globally in a range of industries including banking, insurance, manufacturing, communications, and government. Founded in 1993, Actuate has headquarters in South San Francisco, Calif., with offices worldwide. Actuate is listed on the NASDAQ exchange under the symbol ACTU. For more information on Actuate, visit the company's Web site at www.actuate.com.

    Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Enterprise Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the company's financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2005 Annual Report on Form 10-K filed on March 13, 2006 and Quarterly Report on Form 10-Q filed on May 10, 2006.

    Copyright(C) 2006 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.



                          ACTUATE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                                June 30,  December 31,
                                                  2006       2005
                                                 --------------------

                      ASSETS
Current assets:
   Cash, cash equivalents and short-term
    investments                                 $ 45,118    $ 54,397
   Accounts receivable, net                       24,993      26,798
   Other current assets                            4,897       2,911
                                                 --------------------
Total current assets                              75,008      84,106
Property and equipment, net                        4,852       4,716
Goodwill and other intangibles, net               37,529      22,129
Other assets                                         878         630
                                                 --------------------
                                                $118,267    $111,581
                                                 ====================

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $  2,163    $  2,101
   Current portion of restructuring liabilities    2,907       2,948
   Accrued compensation                            4,178       5,306
   Other accrued liabilities                       4,323       3,108
   Income taxes payable                              149         279
   Deferred revenue                               34,211      31,475
                                                 --------------------
Total current liabilities                         47,931      45,217
                                                 --------------------

Long term liabilities:
   Deferred rent                                     114         198
   Deferred revenue                                  978         913
   Deferred tax liability                            100           -
   Restructuring liabilities                       8,962       9,885
                                                 --------------------
Total long term liabilities                       10,154      10,996
                                                 --------------------

Stockholders' equity                              60,182      55,368
                                                 --------------------
                                                $118,267    $111,581
                                                 ====================


                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)


                                     Three Months      Six Months
                                        Ended             Ended
                                       June 30,          June 30,
                                   ----------------  ----------------
                                    2006     2005     2006     2005
                                   -------  -------  -------  -------
Revenues:
  License fees                    $11,184  $ 8,805  $21,171  $17,753
  Services                         20,488   16,965   40,345   32,642
                                   -------  -------  -------  -------
Total revenues                     31,672   25,770   61,516   50,395
                                   -------  -------  -------  -------

Costs and expenses:
  Cost of license fees                472      578      966    1,315
  Cost of services                  6,925    5,735   14,599   11,569
  Sales and marketing              12,150    8,735   23,707   17,153
  Research and development          5,327    4,131   10,610    8,359
  General and administrative        4,208    2,802    8,263    7,311
  Amortization of other intangibles   237      194      474      470
  In-Process R&D                        -        -      900        -
  Restructuring charges                 -      178        -      747
                                   -------  -------  -------  -------
Total costs and expenses           29,319   22,353   59,519   46,924
                                   -------  -------  -------  -------
Income from operations              2,353    3,417    1,997    3,471
Interest and other income, net        343      149      678      533
                                   -------  -------  -------  -------
Income before income taxes          2,696    3,566    2,675    4,004
Provision for income taxes          1,109       89    1,558      282
                                   -------  -------  -------  -------
Net income                        $ 1,587  $ 3,477  $ 1,117  $ 3,722
                                   =======  =======  =======  =======
Basic net income per share        $  0.03  $  0.06  $  0.02  $  0.06
                                   =======  =======  =======  =======
Shares used in basic per share
 calculation                       60,339   61,467   60,261   61,778
                                   =======  =======  =======  =======
Diluted net income per share      $  0.02  $  0.06  $  0.02  $  0.06
                                   =======  =======  =======  =======
Shares used in diluted per share
 calculation                       66,858   63,027   66,214   63,806
                                   =======  =======  =======  =======


                          ACTUATE CORPORATION
         RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                 (in thousands, except per share data)
                              (unaudited)


                   Three Months Ended         Six Months Ended
                        June 30        (a)         June 30       (a)
                  ------------------  -----  -----------------  -----
                    2006      2005    Notes   2006       2005   Notes
                   -------   -------  -----  -------   -------  -----
GAAP income
 before income
 taxes              2,696     3,566           2,675     4,004
Non-GAAP
 adjustments:
  Amortization of
   purchased
   technology         164       301    (b)      329       684    (b)
  Amortization of
   other intangibles  237       194    (c)      474       470    (c)
  Stock compensation
   expense under
   SFAS123R         1,555         -    (d)    3,108         -    (d)
  In-Process R&D        -         -             900
  Legal costs
   related to the
   litigation with
   Microstrategy,
   Inc.                 -         -                       186
  Restructuring
   charges              -       178    (e)        -       747    (e)
  Asset impairment      -       284    (f)        -       284    (f)
                   -------   -------         -------   -------
Non-GAAP income
 before income
 taxes              4,652     4,523           7,486     6,375
  Non-GAAP tax
   provision        1,396     1,696    (g)    2,246     2,391   (g)
                   -------   -------         -------   -------
Non-GAAP net
 income             3,256     2,827           5,240     3,984
                   =======   =======         =======   =======
Basic Non-GAAP
 net income per
 share            $  0.05   $  0.05         $  0.09   $  0.06
                   =======   =======         =======   =======
Shares used in
 basic per share
 calculation       60,339    61,467    (h)   60,261    61,778    (h)
                   =======   =======         =======   =======
Diluted Non-GAAP
 net income per
 share            $  0.05   $  0.04         $  0.08   $  0.06
                   =======   =======         =======   =======
Shares used in
 diluted per
 share
 calculation       67,660    63,027    (h)   67,176    63,806    (h)
                   =======   =======         =======   =======

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non- GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft, Nimble and Tidestone acquisition transactions on January of fiscal year 2006, July of fiscal year 2003 and May of fiscal year 2001, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. As Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended June 30, 2006, stock-based expense included approximately $1, $183, $563, $299, and $509, related to cost of license revenues, cost of services revenues, research and development expense, sales and marketing expense and general and administrative expense, respectively.

(e) Restructuring charges for the three and six month period ended June 30, 2005. These costs were directly related to our restructuring plan which we had initiated in the fourth quarter of fiscal year 2004 and primarily consisted of charges related to employee matters and estimated settlement costs stemming from employee litigation, partially offset by an early termination of the facility lease.

(f) Loss associated with a $500,000 investment in a privately held company in December, of fiscal year 2000. This investment was reevaluated in the third quarter of fiscal year 2005 and an additional loss of $17,000 was recorded in the third quarter of fiscal 2005. Of the remaining balance totalling $199,000, approximately $180,000 was recovered in the fourth quarter of fiscal year 2005. We anticipate to recover the remaining balance during fiscal year 2006.

(g) The provision for income taxes used in arriving at the non-GAAP net income for all of the periods presented was computed using an income tax rate of 30% and 37.5% for fiscal years 2006 and 2005, respectively. We use this normalized effective tax rate of 30% because it reflects our best estimate of an average long-term tax rate assuming a certain forecasted geographic business mix. This rate is subject to change as the geographic business mix and statutory tax rates and their effect on the estimated tax rate differ over time.

(h) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.


                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                                   Six Months Ended
                                                        June 30,
                                                   2006        2005
                                                 --------------------
 Operating activities
    Net income                                  $  1,117    $  3,722
    Adjustments to reconcile net income to
     net cash from operating activities:
      Stock compensation expense                   3,108           -
      Amortization of other intangibles              969       1,153
      Depreciation                                   711         831
      Purchased in-process research & development    900           -
      Net operating loss utilizations associated
       with prior acquisitions                       445           -
      Unrealized investment loss                       -         284
    Changes in operating assets and liabilities:       -           -
      Accounts receivable                          2,801       3,179
      Other current assets                           924         478
      Accounts payable                            (2,604)        543
      Accrued compensation                        (1,648)     (1,492)
      Other accrued liabilities                      546      (1,277)
      Income taxes payable                          (138)        155
      Deferred tax liabilities                        86           -
      Deferred rent liabilities                      (84)        (58)
      Restructuring liabilities                     (964)     (1,512)
      Deferred revenue                             1,145        (935)
                                                 --------------------
 Net cash provided by operating activities         7,314       5,071
                                                 --------------------

 Investing activities
      Purchases of property and equipment           (520)        123
      Proceeds from maturity of short-term
       investments                                34,670      48,659
      Purchases of short-term investments        (22,917)    (50,012)
      Purchases of minority shares of
       Actuate Japan                                (354)          -
      Acquisition of performancesoft, inc,
       net of cash acquired                      (15,320)          -
      Net change in other assets                    (989)        (38)
                                                 --------------------
 Net cash used in investing activities            (5,430)     (1,268)
                                                 --------------------

 Financing activities
      Tax benefit from exercise of stock options     754           -
      Proceeds from issuance of common stock       1,449       1,161
      Stock repurchases                           (1,988)     (4,216)
                                                 --------------------
 Net cash provided by (used in) financing
  activities                                         215      (3,055)
                                                 --------------------
 Net increase in cash and cash equivalents         2,099         748
 Effect of exchange rate on cash                     342         (33)
 Cash and cash equivalents at the beginning of
  the period                                      12,490       7,341
                                                 --------------------
 Cash and cash equivalents at the end of the
  period                                        $ 14,931    $  8,056
                                                 ====================



    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com